LOCORR INVESTMENT TRUST
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT to the Fund Administration Servicing Agreement dated as of February 14, 2011, as amended (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS

WHEREAS, the parties have entered into the Agreement and desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

1.	Section 10, Term of Agreement; Amendment and Section 12, Early Termination shall be superseded and replaced with the following:

10.	Term of Agreement; Amendment

This Agreement shall become effective as of December 1, 2017, and will continue in effect for a period of five (5) years. This Agreement maybe terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

11.	Early Termination

In the absence of any material breach of this Agreement or complete liquidation and termination of the Trust, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous costs associated with a-c above

2.	All references in the Agreement to “out of pocket expenses” are replaced with “miscellaneous expenses”.

3.	Amended Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto,

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jon C. Essen	By: /s/Anita M. Zagrodnik

Name: Jon C. Essen	Name: Anita M. Zagrodnik

Title: Treasurer/Trustee	Title: Senior VP

Date: 12/1/17	Date: 1/19/18

Exhibit B to the Fund Administration Servicing Agreement - LoCorr Investment Trust

Fund Accounting, Fund Administration, Portfolio Compliance, and Compliance Support Services Fee Schedule at December 2017

Combined Annual Fee Based Upon Average Net Assets Per Fund*
__% (9 basis points) on the first $___
__% (7 basis points) on the next $___
__% (5 basis points) on the balance Minimum annual fee:  $__ per fund

•	Base fee of $___ for each additional class
•
Base fee of $___ per additional manager/sub-advisor requiring individual reporting. (If all reporting is at fund level, no sub-advisor charges apply. If sub-advisor reporting is necessary, this fee will be waived for the first year of operation.

Chief Compliance Officer Support Fee*
▪	$__ per year per service line and per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, Insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e -filing charges, PFIC monitoring and conversion expenses (If necessary).

Additional Services
Additional services not Included above shall be mutually agreed upon and documented on the Additional Services fee schedule: USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Services Included In Annual Fee per Fund
Advisor Information Source- On-line access to portfolio management and compliance information. Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance  reporting.

*Subject to annual CPI increase -All Urban Consumers - U.S. City Average Fees are calculated pro rata and billed monthly.

Fund Start-up & Registration Services Project Fee Schedule at December
2017

Legal Administration Service Proposal - In support of external legal counsel
$___ per project - one fund
$___ per project-two funds
$___ per project -three funds
$___ per project -four funds
(Excludes Trust counsel fee; subject to services provided; If applicable)

Additional fee of $___ per sub-advisor
Additional fee of $___ per drafting multi-manager exemptive application (does not include outside legal costs)

Additional Legal Administration Services
Subsequent new fund launch -$___ per project Subsequent new share class launch - $___ per project
Multi-managed funds - as negotiated based upon specific requirements Proxy - as negotiated based upon specific requirements
Annual legal update - $___ per project

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as Incurred:  Postage, if necessary, Federal and state regulatory filing fees, expenses from Board of Trustee meetings, Third party auditing and legal expenses, EDGAR/XBRL filing

The Fund start up and registration services project fee is paid for by the advisor and not the Fund(s).This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed 50% following the selection of U.S. Bancorp Fund Services and 50% 75 days after the preliminary registration statement is filed with the SEC filings.

Extraordinary services - negotiated based upon specific requirements
Multi-managed funds, proxy, expedited filings, asset conversion fulcrum fee, exemptive applications

Amended Exhibit B (continued) to the Fund Administration Servicing Agreement - LoCorr Investment Trust

Fund Administration & Portfolio Compliance Additional Services at December 2017

Tax Free Transfer In-Kind Cost Basis Tracking* - $___ per sub-account per year

Daily Compliance Services (Charles River)
Base fee - $__ /fund per year
Setup - $__ /fund group
Data Feed - $__ /security per month

Annual Section 15(c) Reporting
$__ per fund per standard reporting package*
•	Additional 15c reporting is subject to additional charges *Standard reporting packages for annual 15(c) meeting
Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
Performance reporting package: Peer Comparison Report
•	Standard data source - Morningstar; additional charges will apply for other data services

Section 18 Compliance Testing
$__ set up fee per fund complex
$__ per fund per month

Equity Attribution
Base fee - $__ per year, plus
$__ first user
$__ 2nd user
$__ thereafter

BookMark Electronic Board Book Portal
•	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
•	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
•	Features password-protected, encrypted servers with automatic fallover.
•	Training and ongoing system support.
•	Accessible from your smart phone or iPad.
•	Allows multiple users to access materials concurrently.
•	Searchable archive.
•	Ability to make personal comments.

Annual Fee per Trust
•	0-10 users - $__
•	10-20 users - $__
•	20-30 users - $__
•	30-40 users - $__

Diligent Boardbooks
•	Online portal to access board book documents. Each user will receive both online and offline capability access
•	Minimum fee (includes 1 board, 1 committee and 12 users)
•	12 users may consist of any combination of Board Members/ Executives and Administrators

Accessing Entities and Individuals	Installation Fee	Annual Fee
Affiliate Package	$___	$___
Additional Boards	$___	$___
Additional Committees/Meeting Groups	$___	$___
Additional Online & Offline Users (Board Members/Execs)	$___	$___
Online and Offline Users (Administrative)	$___	$___